Exhibit 99.2
Facts About Conversion
The Board of Directors of First Federal Savings Bank unanimously adopted a Plan of Conversion (the “Plan”) to convert from the mutual to the stock form of ownership.
This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of First Advantage Bancorp (“First Advantage”), the newly-formed corporation that will become the holding company for First Federal Savings Bank following the conversion.
Investment in the common stock of First Advantage involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”
Why is First Advantage Bancorp converting to a stock holding company?
A conversion to a stock holding company will enable First Advantage to access additional capital through the sale of common stock. This additional capital will support future lending and operational growth, enhance profitability and earnings through reinvesting and leveraging the proceeds, support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers and implement equity compensation plans to retain and attract qualified directors and employees.
What effect will the conversion have on existing deposit and loan accounts and customer relationships?
The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of First Federal Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.
Are First Federal Savings Bank’s depositors required to purchase stock in the conversion?
No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of First Federal Savings Bank. The conversion will allow depositors of First Federal Savings Bank an opportunity to buy common stock and become shareholders of First Advantage Bancorp.
Who is eligible to purchase common shares in the subscription offering?
Certain past and present depositors of First Federal Savings Bank are eligible to purchase common stock in the subscription offering.
How many common shares are being offered and at what price?
First Advantage Bancorp is offering up to 6,670,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.
How many shares may I buy?
The minimum order is 25 shares. The maximum individual purchase is 30,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 60,000 shares of common stock, as further discussed in the prospectus.
Will the common stock be insured?
No. Like any other common stock, First Advantage Bancorp’s common stock will not be insured.
How do I order the common stock?
You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by 12:00 Noon, Central time, on _________, 2007.
How may I pay for my common stock?
First, you may pay for common stock by check or money order made payable to First Advantage Bancorp. Interest will be paid by First Advantage Bancorp on these funds at First Federal Savings Bank’s passbook savings rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at First Federal Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for early withdrawal from a certificate of deposit.
Can I purchase stock using funds in my First Federal Savings Bank IRA account?
To do so, you must establish a self-directed IRA account at an unaffiliated brokerage firm or trust department to which you can transfer a portion or all of your IRA account at First Federal Savings Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.
Will dividends be paid on the common stock?
Following the offering, First Advantage Bancorp’s board of directors will consider a policy of paying regular cash dividends. However, the timing and amount of such dividends is currently undetermined.

How will the common stock be traded?
First Advantage Bancorp’s stock is expected to trade on the Nasdaq Global Market under the ticker symbol “FABK.” However, no assurance can be given that an active and liquid market will develop.
Are executive officers and directors of First Federal Savings Bank planning to purchase stock?
Yes! The executive officers and directors of First Federal Savings Bank plan to purchase, in the aggregate, $_,___,___worth of stock or approximately _.___% of the common stock offered at the maximum of the offering range.
Must I pay a commission?
No. You will not be charged a commission or fee on the purchase of common stock in the conversion.
Should I vote to approve the Plan of Conversion?
Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. Your “YES” vote is very important!
PLEASE VOTE, SIGN, DATE AND RETURN ALL PROXY CARDS!
Why did I get several proxy cards?
If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of the proxy cards you receive.
How many votes do I have?
Your proxy card(s) show(s) the number of votes you have. Every depositor is entitled to cast one vote for each $100, or fraction thereof, on deposit as of the voting record date, up to 1,000 votes.
May I vote in person at the special meeting?
Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.
For additional information you may visit or call our stock information center Monday 12:00 Noon to 4:00 p.m. and Tuesday through Friday, 8:30 a.m. to 4:00 p.m. located in First Federal Savings Bank’s office at 1430 Madison Street, Clarksville, Tennessee.
STOCK INFORMATION CENTER
(___) ___-___
First Federal Savings Bank
1430 Madison Street
Clarksville, Tennessee 37040
QUESTIONS
AND
ANSWERS
{Holding Company Logo}
Holding Company for
First Federal Savings Bank
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                     ___, 2007
Dear Member:
We are pleased to announce that First Federal Savings Bank is converting from the mutual to the stock form of ownership. First Federal Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Advantage Bancorp. In connection with the conversion, First Advantage Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
To accomplish the conversion, we need your participation in an important vote. Enclosed is a proxy statement describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.
Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address. This proxy card should be signed, dated and returned to us prior to the Special Meeting of Members to be held on                      ___, 2007. Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.
The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of First Federal Savings Bank to become shareholders of First Advantage Bancorp. Please remember:
➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

➢	Members have a right, but not an obligation, to buy First Advantage Bancorp common stock and may do so without the payment of a commission or fee before it is offered to the general public.

➢	Like all stock, shares of First Advantage Bancorp’s common stock issued in this offering will not be insured by the FDIC.
Enclosed is a prospectus containing a complete discussion of the stock offering. We urge you to read this material carefully. If you are interested in purchasing the common stock of First Advantage Bancorp, you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Central time, on                      ___, 2007.
If you have additional questions regarding the offering, please call us at (___) ___-___, Monday 12:00 Noon to 4:00 p.m. and Tuesday through Friday, 8:30 a.m. to 4:00 p.m., or stop by our Stock Information Center located at 1430 Madison Street, Clarksville, Tennessee.
Sincerely,
Earl O. Bradley III
Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                     ___, 2007
Dear Friend:
We are pleased to announce that First Federal Savings Bank is converting from the mutual to the stock form of ownership. First Federal Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Advantage Bancorp. In connection with the conversion, First Advantage Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
Because we believe you may be interested in learning more about an investment in the common stock of First Advantage Bancorp, we are sending you the following materials which describe the offering.
PROSPECTUS: This document provides detailed information about First Federal Savings Bank’s operations and the proposed offering of First Advantage Bancorp common stock.
STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 Noon, Central time, on                      ___, 2007.
As a friend of First Federal Savings Bank, you will have the opportunity to buy common stock directly from First Advantage Bancorp in the offering without paying a commission or fee. If you have additional questions regarding the conversion, and the stock offering, please call us at (___) ___-___, Monday 12:00 Noon to 4:00 p.m. and Tuesday through Friday, 8:30 a.m. to 4:00 p.m., or stop by our Stock Information Center located at 1430 Madison Street, Clarksville, Tennessee.
We are pleased to offer you this opportunity to become a shareholder of First Advantage Bancorp.
Sincerely,
Earl O. Bradley III
Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                     ___, 2007
Dear Prospective Investor:
We are pleased to announce that First Federal Savings Bank is converting from the mutual to the stock form of ownership. First Federal Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Advantage Bancorp. In connection with the conversion, First Advantage Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
We have enclosed the following materials that will help you learn more about an investment in the common stock of First Advantage Bancorp. Please read and review the materials carefully.
PROSPECTUS: This document provides detailed information about the operations at First Federal Savings Bank and a complete discussion on the proposed stock offering.
STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 Noon, Central time, on                      ___, 2007.
We invite you and other local community members to become shareholders of First Advantage Bancorp. Through this offering, you have the opportunity to buy stock directly from First Advantage Bancorp without paying a commission or a fee.
If you have additional questions regarding the conversion, please call us at (___) ___-___, Monday 12:00 Noon to 4:00 p.m. and Tuesday through Friday, 8:30 a.m. to 4:00 p.m., or stop by our Stock Information Center located at 1430 Madison Street, Clarksville, Tennessee.
Sincerely,
Earl O. Bradley III
Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

KEEFE, BRUYETTE & WOODS, INC.

                     __, 2007
To Members and Friends
Of First Federal Savings Bank
Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting First Federal Savings Bank in converting from the mutual to the stock form of ownership. Upon completion of the conversion, First Federal Savings Bank will be a wholly-owned subsidiary of the newly formed stock holding company, First Advantage Bancorp. In connection with the conversion, First Advantage Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
At the request of First Advantage Bancorp, we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of First Advantage Bancorp common stock being offered to customers of First Federal Savings Bank and various other persons until 12:00 Noon, Central time, on                      ___, 2007. Please read the enclosed prospectus carefully for a complete description of the stock offering. First Advantage Bancorp has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.
If you have additional questions regarding the conversion, please call us at (___) ___-___, Monday 12:00 Noon to 4:00 p.m. and Tuesday through Friday, 8:30 a.m. to 4:00 p.m., or stop by our Stock Information Center located at 1430 Madison Street, Clarksville, Tennessee.
Very truly yours,
Keefe, Bruyette & Woods, Inc.
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM
PLEASE VOTE TODAY
We recently sent you a proxy statement and related materials regarding a proposal to convert First Federal Savings Bank from a mutual to a stock form of ownership.Your vote on the Plan of Conversion has not yet been received. Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Conversion...and
Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion. Your Vote Is Important To Us!Please sign and date the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received. Thank you, Earl O. Bradley III Chief Executive Officer First Federal Savings Bank
Clarksville, Tennessee If you have already mailed your proxy card(s), please accept our thanks and disregard this notice. For further information call (___) ___-___.
The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM II PLEASE VOTE TODAY... We recently sent you a proxy statement and related materials regarding a proposal to convert First Federal Savings Bank from a mutual to a stock form of ownership.Your vote on the Plan of Conversion has not yet been received.Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Conversion...and
Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion.Our Reasons for the Corporate ChangeAs a Stock Institution we will be able to: - Increase the capital of First Federal Savings Bank to support future lending and operation growth. - Enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities. - Support future branching activities and/or the acquisition of financial services companies. - Implement equity compensation plans to retain and attract qualified directors, officer and staff to enhance current incentive-based compensation programs. Your Vote Is Important To Us!Please sign and date the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received. Thank you, Earl O. Bradley III Chief Executive Officer First Federal Savings Bank Clarksville, Tennessee
If you have already mailed your proxy card(s), please accept our thanks and disregard this notice. For further information call (___) ___-___
The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo} First Federal Savings Bank
                     ___, 2007
Dear Valued First Federal Savings Bank Member:
We recently forwarded you a proxy statement and related materials regarding a proposal to convert First Federal Savings Bank from the mutual to the stock form of ownership. This conversion will allow us to operate in essentially the same manner as we currently operate, but provides us with the flexibility to add capital, continue to grow and expand our operations by adding new products and services and increasing our lending capability.
As of today, your vote on our Plan of Conversion has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. If you mailed your proxy, please accept our thanks and disregard this request.
We would sincerely appreciate you signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at your First Federal Savings Bank office. Our meeting on                      ___th is fast approaching and we’d like to receive your vote as soon as possible.
Voting FOR the conversion does not affect the terms or insurance on your accounts. For further information call our Stock Information Center at (___) ___-___.
Best regards and thank you,
Earl O. Bradley III
Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

First Federal Savings Bank Website Message:
Plan of Conversion
and
Stock Offering
Information
First Federal Savings Bank is pleased to announce that materials were mailed on                      ___, 2007 regarding its Plan of Conversion, including the stock offering by First Advantage Bancorp. If you were a depositor as of December 31, 2005, June 30, 2007 or                      ___, 2007, you should be receiving a packet of materials soon. We encourage you to read the information carefully.
If you were a Depositor of First Federal Savings Bank as of the Voting Record Date,                      ___, 2007, a proxy card(s) is included. We encourage you to sign, date and return ALL proxy cards as promptly as possible... and THANK YOU!
Information, including a prospectus, regarding First Advantage Bancorp’s stock offering was also enclosed. The subscription offering has commenced and continues until 12:00 noon, Central time, on                      ___, 2007, at which time your order must be received if you want to subscribe for stock.
Depending upon the outcome of the Subscription Offering expiring on                      ___, 2007 our best estimate at this time for trading of the First Advantage Bancorp stock on the NASDAQ Global Market is late                     . As described in the prospectus, it could be later. The stock will trade under the ticker symbol “FABK”. We will keep you as informed as possible on this site.
Our telephone number at the Stock Information Center number is                     .
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering First Federal Savings Bank Website Message
Stock Issuance Information
The First Advantage Bancorp stock offering closed on                      ___, 2007. The results of the offering are as follows:                                                                                                                                                                 .
Interest and refund checks [if applicable] will be mailed on                     , 2007 by regular mail. No special mailing instructions will be accepted.
Allocations will be made available beginning at ___ on                     , 2007. [If applicable] You can view your allocation online by visiting https://www.kbw.com/inv_banking/com_allocations/ComAllocations.aspx and typing in your order number and the last four digits of your social security number.
Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]
The transfer agent for First Advantage Bancorp will be                      and the phone number for their Investor Relations Department is                     .
We anticipate trading to begin on                     , 2007 on the Nasdaq Global Market under the symbol “FABK.”
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.